Exhibit 99.1

Bar Harbor Bankshares Announces Stock Repurchase Plan

BAR HARBOR, MAINE – May 22, 2023 -- Bar Harbor Bankshares (NYSE American: BHB; the “Company”) announced that its Board of Directors authorized the repurchase of up to 756,000 shares of its outstanding common stock, representing approximately 5% of its shares as of April 30, 2023 under a share repurchase plan (the “Plan”).  The Plan is authorized to last no longer than 12 months.

Share repurchases, if any, will be made from time to time in the open market, through block trades, or otherwise, in private negotiated transactions.  The timing and amount of any share repurchases will depend on a variety of factors, including but not limited to, among others, securities law restrictions (including limitations provided in Rules 10b-18 and 10b5-1 under the Securities Exchange Act of 1934, as amended), the trading price of the Company's common stock, other regulatory requirements, potential alternative uses for capital, and the Company's financial performance. The Plan does not require the Company to acquire any particular dollar amount or number of shares of common stock, and it may be modified or suspended at any time at the Company's discretion.

A

BACKGROUND

Bar Harbor Bankshares (NYSE American: BHB) is the parent company of its wholly-owned subsidiary, Bar Harbor Bank & Trust. Founded in 1887, Bar Harbor Bank & Trust is a true community bank serving the financial needs of its clients for over 135 years. Bar Harbor provides full-service community banking with office locations in all three Northern New England states of Maine, New Hampshire and Vermont. For more information, visit www.barharbor.bank.

FORWARD-LOOKING STATEMENTS

Statements in this press release regarding the Company’s intention to repurchase shares of its common stock from time to time under the Plan are forward-looking statements.  There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements.  These include, among other, the market price of the Company’s common stock prevailing from time to time, the nature of other investment opportunities available to the Company from time to time, the Company’s cash flows from operations, general economic conditions, and other factors identified in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

CONTACT

Josephine Iannelli; EVP, Chief Financial Officer & Treasurer; (207) 288-3314

B